EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Thursday, May 10, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR FIRST QUARTER 2007
MINNEAPOLIS, May 10, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the first quarter ended April 1, 2007. Revenue for the quarter totaled $5.0 million compared to $6.6 million for the first quarter ended April 2, 2006. Losses from operations were $7.3 million for the current year quarter compared to earnings from operations of $10.4 million for the prior year period. Net losses for the first quarter of 2007 were $12.1 million, and basic and diluted losses were $0.53 per share. This compares with net earnings of $11.7 million, and basic and diluted earnings of $0.52 per share and $0.48 per share, respectively, in the first quarter of 2006.
Revenues for both years were derived primarily from television license fees related to the World Poker Tour (“WPT”) television series of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”). The decrease in revenues during the first quarter of 2007 compared to the first quarter of 2006 was primarily a result of the delivery of five episodes of Season Five of the WPT television series in the first quarter of 2007 versus six episodes of Season Four of the WPT and one episode of the Professional Poker Tour (“PPT”) delivered in the first quarter of 2006. WPTE’s online gaming, sponsorship and international television license revenues also decreased in the first quarter of 2007 compared to the 2006 first quarter period. The decrease in online gaming revenue during the 2007 first quarter period was due to lower levels of player activity versus the prior year period. Sponsorship and event revenues decreased primarily due to the timing of not airing any episodes of the WPT television series in the first quarter of 2007 versus the airing of five episodes of Season Four in the prior year period. International television licensing revenues decreased as a result of decreased distribution agreements for Season Four of the WPT and Season One of the PPT.
During the first quarter of 2007, casino management fees were approximately $0.4 million. There were no casino management fees recognized during the first quarter of 2006.

Net realized and unrealized gains on notes receivable were $0.2 million and $15.5 million for the first quarter of 2007 and the first quarter of 2006, respectively. The net realized and unrealized gains in the first quarter of 2007 related to the Company’s notes receivable from the Pokagon Band of Potawatomi Indians (“Pokagon Band”), the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) and the Jamul Indian Village which are adjusted to estimated fair value based upon the current status of the related tribal casino projects.
Regarding the Pokagon Band, as previously announced, during March of 2007, Lakes contracted with a group of investors for their participation in the loans made by Lakes to the Pokagon Band (and assumed by the Pokagon Gaming Authority) at an agreed upon price of 98% of the face value of the loans as of the settlement date of March 2, 2007. Accordingly, as of March 2, 2007, the Pokagon notes receivable were adjusted to the negotiated participation price of 98% of principal and stated interest, which resulted in a gain of approximately $1.6 million during the first quarter of 2007, which was partially offset by transaction costs of approximately $1.1 million. This participation arrangement was accounted for as a sale during 2007; however, the transaction did not have any effect on Lakes’ management agreement for the Pokagon casino resort project.
Regarding the Shingle Springs Tribe, the repayment terms of the notes receivable were revised and the notes will now be repaid over the life of the seven year management agreement rather than over approximately 24 months. This change resulted in unrealized losses on notes receivable of approximately $0.9 million for the first quarter of 2007. In conjunction with the change in the repayment terms of the notes receivable, the Shingle Springs Tribe has agreed to repay Lakes for non-gaming land at the time the casino project financing is completed. Lakes had previously purchased this land on behalf of the Shingle Springs Tribe, and will be repaid at its cost of approximately $8.0 million plus accrued interest for this non-gaming land.
During the first quarter of 2006, the net unrealized gains of $15.5 million related primarily to the increased probability of opening for the casino development projects with the Pokagon Band and the Jamul Indian Village due to favorable events occurring during the first quarter of 2006.
Selling, general and administrative expenses were $9.7 million during the first quarter of 2007 compared to $9.2 million in the first quarter of 2006. The increase primarily related to additional headcount and professional fees associated with project development.

Other expense for the first quarter of 2007 was $5.4 million compared to other income of $5.4 million for the first quarter of 2006. In March 2007, Lakes’ then existing $105 million credit agreement was repaid in conjunction with the Pokagon notes receivable participation transaction discussed above. This repayment resulted in a loss on extinguishment of debt of approximately $3.8 million during the first quarter of 2007.
Other income in the 2006 first quarter period included a gain on sale of securities of $5.7 million related to a sale of 630,000 shares of common stock of PokerTek, Inc. (“PokerTek”) held by WPTE.
Lyle Berman, Chief Executive Officer of Lakes, stated, “We are very pleased with the progress made on all of our projects during the first quarter of 2007. Construction on the Four Winds Casino in Michigan continues to move forward on schedule and on budget, and we are looking forward to seeing this property up and running as planned in August of 2007.” Mr. Berman continued, “We are very excited about the recent groundbreaking on the interchange in Shingle Springs, California which will connect U.S. Highway 50 to the Shingle Springs Tribe’s Rancheria. We look forward to starting construction on the Foothill Oaks Casino early this summer once the financing for the project is in place.”
Tim Cope, President and Chief Financial Officer of Lakes, stated, “We continue to be very proud of our relationship with the Iowa Tribe of Oklahoma and our management of the Cimarron Casino in Oklahoma. In addition, we are working with the Jamul Indian Village to develop as quickly as possible their class-II gaming project.” Mr. Cope continued, “As a result of the recent Pokagon notes receivable participation transaction, we repaid our $105 million credit agreement. Lakes is now in a debt-free position, which will give our Company more flexibility in the future to meet additional capital needs.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the development and operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$8,925	$9,759
(balance includes $7.4 million and $8.4 million of WPT Enterprises, Inc. cash)
Restricted cash	—	12,738
Short-term investments	52,732	59,863
(balance includes $29.7 million and $31.3 million of WPT Enterprises, Inc. short-term investments)
Accounts receivable	2,387	2,963
Other current assets	3,489	2,706

Total current assets	67,533	88,029

Property and equipment, net	17,871	17,460

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	68,643	164,308
Land held for development	15,113	16,790
Intangible assets	56,842	54,279
Other	7,091	8,450

Total long-term assets related to Indian casino projects	147,689	243,827

Other assets:
Restricted cash	456	453
Investments	2,923	2,923
Deferred tax asset	6,360	6,248
Debt issuance costs	—	1,972
Other long-term assets	202	264

Total other assets	9,941	11,860

Total Assets	$243,034	$361,176

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$3,840	$5,345
Income taxes payable	16,066	14,593
Accrued payroll and related costs	1,284	2,480
Deferred revenue	5,142	4,740
Accrued interest	—	312
Other accrued expenses	1,718	1,879

Total current liabilities	28,050	29,349

Long-term debt, other, net of unamortized discount of $0.9 million at December 31, 2006	—	104,471

Total Liabilities	28,050	133,820

Commitments and contingencies

Minority interest in subsidiary	16,117	16,764

Shareholders’ Equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 issued and outstanding at April 1, 2007 and December 31, 2006	45	45
Common stock, $.01 par value; authorized 200,000 shares; 23,007 and 22,949 issued and outstanding at April 1, 2007, and December 31, 2006, respectively	230	229
Additional paid-in capital	177,792	176,419
Retained earnings	20,826	34,357
Accumulated other comprehensive loss	(26)	(458)

Total shareholders’ equity	198,867	210,592

Total Liabilities and Shareholders’ Equity	$243,034	$361,176

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended
	April 1, 2007	April 2, 2006
Revenues:
License fee income	$3,768	$4,677
Host fees, sponsorship, online gaming and other	755	1,789
Management, consulting and development fees	449	165

Total Revenues	4,972	6,631

Costs and Expenses:
Selling, general and administrative	9,741	9,176
Production costs	2,152	2,420
Net impairment losses	331	—
Depreciation and amortization	195	133

Total Costs and Expenses	12,419	11,729

Net realized and unrealized gains on notes receivable	165	15,476

Earnings (Loss) From Operations	(7,282)	10,378

Other Income (Expense):
Interest income	1,138	433
Interest expense, related party	—	(137)
Interest expense, other	(2,588)	(531)
Amortization of debt issuance costs	(95)	(136)
Loss on extinguishment of debt	(3,830)	—
Gain on sale of investment	—	5,675
Other	5	78

Total other income (expense), net	(5,370)	5,382

Earnings (loss) before income tax and minority interest in net (earnings) loss of subsidiary	(12,652)	15,760
Income tax	322	2,710

Earnings (loss) before minority interest in net (earnings) loss of subsidiary	(12,974)	13,050
Minority interest in net (earnings) loss of subsidiary	881	(1,367)

Net earnings (loss)	($12,093)	$11,683

Earnings (loss) per share — basic	($0.53)	$0.52

Earnings (loss) per share — diluted	($0.53)	$0.48

Weighted-average common shares outstanding — basic	22,970	22,406

Dilutive effect of common stock equivalents	—	1,709

Weighted-average common shares outstanding — diluted	22,970	24,115